Exhibit No. 21.1

SUBSIDIARIES OF REGISTRANT

As of December 31, 2009

1. Providential Capital, Inc.
Percentage of ownership: 100%

Business activity: Consulting and M&A advisory services

2. Providential Vietnam, Ltd.
Percentage of ownership: 100%

Business activity: Consulting

3. Philand Ranch Limited UK
Percentage of ownership: 75.50%

Business activity: real estate development

4. PHI Mining Group, Inc., formerly DDC Industries, Inc.
Percentage of ownership: 82.71%

Business activity: Mining

5. Providential Energy Corporation
Percentage of ownership: 100%

Business activity: Independent Oil & Gas, Alternative Energy

6. Provimex, Inc
Percentage of ownership: 85%

Business activity: Trading and Imports/Exports

7. Vietnam Media Group, Inc., formerly Touchlink Communications, Inc.
Percentage of ownership: 85%

Business activity: Multi-media